Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
MarineMax, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-221933) on Form S-3 and (No. 333-141657, 333-83332, 333-63307, 333-156358, 333-177019, 333-218563 and 333-218566) on Form S-8 of MarineMax, Inc. and subsidiaries of our reports dated December 3, 2019, with respect to the consolidated balance sheets of MarineMax, Inc. and subsidiaries as of September 30, 2019 and 2018, and the related consolidated statement of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended September 30, 2019, and related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of September 30, 2019, which reports appear in the September 30, 2019 annual report on the Form 10-K of MarineMax, Inc.

Our report dated December 3, 2019, on the effectiveness of internal control over financial reporting as of September 30, 2019, contains an explanatory paragraph that states Fraser Yacht Group S.L.R. was excluded from management’s assessment of internal control over financial reporting and our audit of internal control over financial reporting also excludes an evaluation of the internal control over financial reporting of Fraser Yacht Group S.L.R.

Our report dated December 3, 2019, on the consolidated financial statements as of September 30, 2019 and September 30, 2018 and for each of the years in the three-year period ended September 30, 2019, contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue from contracts with customers effective October 1, 2018 due to the adoption of Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers (Topic 606)" and all subsequent ASUs that modified Topic 606.

/s/ KPMG LLP

Tampa, Florida

December 3, 2019

Certified Public Accountants